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                                                                    Exhibit 2.11

                                FIRST AMENDMENT
                                      TO
                         MERGER AND ISSUANCE AGREEMENT

     THIS FIRST AMENDMENT TO MERGER AND ISSUANCE AGREEMENT (this "Amendment") is made and entered into as of April 21, 1997, by and between Security Capital Industrial Trust, a Maryland real estate investment trust ("SCI"), and Security Capital Group Incorporated, a Maryland corporation ("Security Capital").

     WHEREAS, SCI and Security Capital are parties to that certain Merger and Issuance Agreement, dated as of March 24, 1997 (the "Merger Agreement"), pursuant to which, among other matters, SCI and Security Capital agreed to merge subsidiaries of Security Capital performing REIT management and property management services with respect to SCI with and into a subsidiary of SCI in exchange for common shares of beneficial interest of SCI;

     WHEREAS, the parties desire to amend the terms of the Merger Agreement to clarify certain ambiguities;

     NOW, THEREFORE, the parties amend and restate Section 9.6 of the Merger Agreement in its entirety to read as follows:

          SECTION 9.6 SURVIVAL. The indemnification provided by this Article IX shall be a continuing right to indemnification and shall survive the closing of the transactions contemplated hereby and the expiration or termination of this Agreement (i) for a period of two years following the Merger Closing with respect to any indemnification not in connection with a breach of the representations and warranties set forth in Section 4.8 and clause (Z) of Section 9.1 and (ii) until the expiration of the statute of limitations (as it may be extended) with respect to each tax year or period pertinent to the representations and warranties set forth in Section 4.8 and clause (Z) of Section 9.1 with respect to any indemnification in connection with a breach thereof; and the Indemnified Party shall be entitled to bring an action thereon only if the Indemnified Party has given the Indemnifying Party written notice within such two-year period or statute-of-limitations period, as the case may be.

                           *     *     *     *     *
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                         SECURITY CAPITAL INDUSTRIAL TRUST


                         By:  /s/ K. DANE BROOKSHER
                              ---------------------------------------
                              K. Dane Brooksher
                              Co-Chairman and Chief Operating Officer


                         SECURITY CAPITAL GROUP INCORPORATED


                         By:  /s/ JEFFREY A. KLOPF
                              ---------------------------------------
                              Jeffrey A. Klopf
                              Senior Vice President